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                                  Exhibit 22


                             LIST OF SUBSIDIARIES


SUBSIDIARIES OF THE CORPORATION


     The Merchants National Bank of Aurora, a bank chartered under the laws of the United States.

     Merserco, Inc., a Delaware corporation.

     Valley Banc Service Corp., an Illinois corporation.

     Hinckley State Bank, an Illinois-chartered Bank.

     VBH Corporation, an Iowa corporation.

     Fox Valley Bank, an Illinois-chartered Bank.



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